Exhibit 12

                 WASHINGTON MUTUAL FINANCE CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       (Unaudited)


                                                     Year Ended December 31,
                                -------------------------------------------------------------
(Dollars in thousands)             2000          1999         1998         1997         1996
                                ---------     ---------    ---------    ---------   ---------
Income from operations before
   income taxes                 $ 126,419     $ 118,712    $  87,587    $  76,031   $  99,518
                                ---------     ---------    ---------    ---------   ---------
Fixed charges:
   Interest and debt
   expense on all
   indebtedness                   202,092       149,609      133,211      128,887    120,758

Appropriate portion
   of rentals (33%)                 3,995         3,917        3,718        3,565      3,292
                                ---------     ---------    ---------    ---------   --------
Total fixed charges               206,087       153,526      136,929      132,452    124,050
                                ---------     ---------    ---------    ---------   --------
Earnings available for
   fixed charges                $ 332,506     $ 272,238    $ 224,516    $ 208,483   $223,568
                                =========     =========    =========    =========   ========
Ratio of earnings to
   fixed charges                     1.61          1.77         1.64         1.57       1.80
                                =========     =========    =========    =========   ========